EXHIBIT 99.1

COLLECTORS UNIVERSE, INC.
P.O. Box 6280
Newport Beach, CA 92658
NasdaqNM: CLCT

FOR IMMEDIATE RELEASE
December 6, 2002

COLLECTORS UNIVERSE ANNOUNCES 1-FOR-4 REVERSE STOCK
SPLIT AND CHAIRMAN OF THE BOARD TRANSITION

1-for-4 Reverse Stock Split of Outstanding Shares to be Effective Monday,
December 9, 2002

A. Clinton Allen to Succeed James O’Neal as Chairman

NEWPORT BEACH, Calif., December 6, 2002 — Collectors Universe, Inc. (NasdaqNM: CLCT), the leading provider of value-added grading and authentication services and products to dealers and collectors of high-end collectibles, today announced that at its Annual Stockholders Meeting held yesterday, its stockholders approved and authorized the Board of Directors to implement a reverse stock split of its outstanding shares. The Company also announced that A. Clinton Allen, a director of the Company since June 2001, will succeed James O’Neal as Chairman of the Board of Directors for Collectors Universe. O’Neal has announced his resignation from the Board to pursue outside commitments.

Reverse Stock Split

Following the Annual Meeting, the Board of Directors approved a 1-for-4 reverse stock split of Collectors’ outstanding shares that will be effective on Monday, December 9, 2002. As a result of the reverse stock split, on that date, each stockholder’s shares will be automatically converted into one-fourth, or 25%, of the number of shares that he or she had owned immediately before that date, and the number of Collectors’ shares that will be outstanding will be reduced from 24,517,486 shares to 6,129,371 shares. However, the reverse stock split will not affect any stockholder’s percentage ownership of Collectors’ shares, except to the limited extent that the reverse stock split would result in any stockholder owning a fractional share. Stockholders that would otherwise be entitled to receive a fractional share as a result of the reverse stock split will, instead, receive a cash payment based on the average of the bid prices of the Company’s shares as reported by Nasdaq for the five trading days ended Friday December 6, 2002 (as adjusted to reflect the reverse split).

As previously reported, the primary purposes of the reverse stock split are to 1) raise the market price of Collectors’ shares above $1.00 per share in order to preserve the listing and trading of the Company’s shares on the Nasdaq

National Stock Market, and 2) to reduce the number of shares outstanding which the Board of Directors believes was excessive in relation to the Company’s capitalization.

To reflect the reverse stock split, the Company’s trading symbol CLCT will include a “D” for a period of 20 trading days beginning on Monday December 9, 2002. At the end of that 20-day period the trading symbol will revert back to CLCT on the Nasdaq National Market. Stockholders will soon be receiving transmittal forms in the mail to be used to exchange their existing stock certificates for new stock certificates representing the number of shares of Common Stock into which their shares will be converted as a result of the reverse stock split and any cash payment to which they may be entitled in lieu of any fractional share. However, stockholders should not send in their stock certificates until they receive a transmittal form, which will contain detailed instructions for exchanging their stock certificates for new stock certificates.

Roger W. Johnson, Chief Executive Officer, said: “We are pleased and gratified by the overwhelming approval by our stockholders of the reverse stock split. As a result of the implementation of the reverse split and anticipated improvements in our operating results, we believe that Collectors will be able to sustain its stock price well above the requirements needed to preserve our listing on the Nasdaq National Stock Market.”

Chairman of the Board Transition

Mr. Johnson also announced today that A. Clinton Allen has been appointed as Chairman of the Board of Directors. He succeeds James O’Neal, as chairman, who has decided to leave the Board of Directors due to outside commitments. “Everyone at Collectors Universe wants to express our heartfelt appreciation to Mr. O’Neal for his contributions to the Company during his tenure on the Board,” stated Mr. Johnson. “We are also pleased that Clint Allen has chosen to assume the position of Chairman. The Company will benefit greatly from his experience and leadership.”

Mr. Allen has served as a director of Collectors Universe since June 2001. He is the Chairman of the Board of Psychemedics Corporation, Inc, and a director of Steinway Musical Instruments. He served on the board of directors of Blockbuster Entertainment Corporation from 1986 until the acquisition of the company by Viacom/Paramount in September 1994. Mr. Allen graduated from Harvard University.

At yesterday’s Annual Meeting, stockholders reelected David G. Hall, Van Simmons, Ben A. Frydman and David Bowers to the Board of Directors for an additional term of one year.

About Collectors Universe

Collectors Universe, Inc. is the leading provider of products and essential services to the high-end collectibles market. The Collectors Universe brands, including Professional Sports Authenticator (PSA) are among the strongest and best known in their respective markets. The company grades and authenticates collectible coins, sports cards, stamps, and autographs. The company engages in collectibles commerce, selling coins, currency, sportscards and sports memorabilia, and entertainment memorabilia through direct sales, auctions, catalogs, and the Internet. The company also compiles and publishes authoritative information about collectible sportscards and sports memorabilia, United States and world coins, and entertainment memorabilia. This information is accessible to collectors and dealers at the company’s website, www.collectors.com, and is also published in print.

Forward-Looking Statement Disclaimer

This news release contains statements regarding our expectations about our future financial performance that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Our actual results in the future may differ, possibly materially, from those forecast in this news release due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: changes in general economic conditions, including a potential further slowing of the economy, and changes in conditions in the collectibles markets in which we operate, such declines in the value of sports trading cards or in coins or other collectibles that could reduce the volume of grading submissions and therefore the grading fees we generate and the volume of collectible sales that we are able to make; increases in competition for and difficulties in obtaining consignments of collectibles that could reduce the size and profitability of our auctions; potential losses on owned collectible merchandise or the need to adjust these inventories to fair market value; seasonality and potential fluctuations in quarterly operating results and quarterly cash flows; a possible decline in the popularity of some high-end collectibles that would reduce our revenues; and the limited availability of high-end collectibles. Certain of these risks and uncertainties, in addition to other risks, are more fully described in our Prospectus dated November 4,1999, which was part of our Registration Statement on Form S-1 filed with the Securities and Exchange Commission and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001. These forward-looking statements are made only as of the date of this news release and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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